As filed with the Securities and Exchange Commission on August 30, 2018

Registration No. 333-203036

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SteadyMed Ltd.

(Exact name of registrant as specified in its charter)

Delaware	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

SteadyMed Ltd.
5 Oppenheimer Street
Rehovot 7670105, Israel
(Address of principal executive offices, including zip code)

SteadyMed Ltd. Amended and Restated 2009 Stock Incentive Plan
SteadyMed Ltd. 2013 Stock Incentive Subplan

(Full title of the plan)

Jonathan Rigby
President and Chief Executive Officer
SteadyMed Therapeutics, Inc.
2603 Camino Ramon, Suite 350
San Ramon, California 94583
(925) 272-4999

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John Hess

Associate General Counsel

United Therapeutics Corporation

1110 Spring Street

Silver Spring, MD 20910

(301) 608-9292

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-203036) (the “Registration Statement”) of SteadyMed Ltd. (the “Registrant”) originally filed on March 26, 2015, registering 882,601 of the Registrant’s ordinary shares pursuant to the Registrant’s Amended and Restated 2009 Stock Incentive Plan and 1,116,826 of the Registrant’s ordinary shares pursuant to the Registrant’s Amended and Restated 2009 Stock Incentive Plan and 2013 Stock Incentive Subplan.  Pursuant to the terms of the Agreement and Plan of Merger, dated April 29, 2018, by and among the Registrant, United Therapeutics Corporation, a Delaware corporation (“Parent”), and Daniel 24043 Acquisition Corp. Ltd., a company organized under the laws of the State of Israel (“Merger Sub”), the Registrant merged with and into Merger Sub on August 30, 2018 (the “Merger”), with the Registrant continuing as the surviving entity and a wholly-owned subsidiary of Parent. As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement, and in accordance with an undertaking made by the Registrant in the Registration Statement, the Registrant hereby removes and withdraws from registration any and all of its securities registered under the Registration Statement which were unsold at the effective time of the Merger. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on this 30th day of August, 2018.

SteadyMed Ltd.

By:	/s/ Jonathan M. N. Rigby
Jonathan M. N. Rigby
President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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